Contact:	Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION TO ANNOUNCE FOURTH QUARTER
AND FULL YEAR EARNINGS & HOST CONFERENCE CALL

Lake Success, New York, December 20, 2007 -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report fourth quarter and full year 2007 earnings on Wednesday, January 23, 2008 at approximately 5:00 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriafederal.com.
The Company also announced that George L. Engelke, Jr., Chairman & CEO of Astoria will host an earnings conference call on Thursday, January 24, 2008 at 10:00 a.m. (ET).
Toll-free dial-in:	(888) 562-3356	Conference ID:	28876927
International dial-in:	(973) 582-2700	Conference ID:	28876927
A simultaneous webcast of the conference call will also be available on the Company’s web site at www.astoriafederal.com and will be archived for one year.
A telephone replay will be available on Thursday, January 24, 2008 from 1:00 p.m. (ET) through Friday, February 1, 2008, 11:59 p.m.
Replay # (Domestic):	(800) 642-1687	PIN Code:	28876927
Replay # (International)	(706) 645-9291	PIN Code:	28876927

Astoria Financial Corporation, with assets of $21.7 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.3 billion and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-four states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-one states and the District of Columbia.

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